Sensata Technologies Holding plc Announces Upcoming Redemption of 4.875% Senior Notes due 2023 by Sensata Technologies B.V.

SWINDON, United Kingdom, August 29, 2022 -- Sensata Technologies Holding plc (NYSE: ST) (“Sensata Technologies”) today announced that its indirect wholly owned subsidiary, Sensata Technologies B.V. (the “Issuer”), intends to redeem in full all $500,000,000 in aggregate principal amount of its outstanding 4.875% Senior Notes due 2023 (the “Notes”). The redemption will be made in accordance with the terms of the indenture governing the Notes and the terms of the notice of redemption being delivered to all registered holders of the Notes.

The Issuer expects to redeem the Notes on September 28, 2022 (the “Redemption Date”) at a redemption price equal to 100.000% of the aggregate principal amount of the outstanding Notes, plus the “make whole” premium, plus accrued and unpaid interest to (but not including) the Redemption Date (the “Redemption Price”). The Redemption Price will be due and payable on the Redemption Date upon surrender of the Notes.

The notice of redemption is being delivered to all registered holders of the Notes by The Bank of New York Mellon, the trustee for the Notes (the “Trustee”). Copies of the notice of redemption may be obtained from the Trustee by calling 1-800-254-2826.

This press release is for informational purposes only and shall not constitute an offer to sell or a solicitation of an offer to buy the Notes or any other securities.

About Sensata Technologies

Sensata Technologies is a global industrial technology company striving to create a cleaner, more efficient, electrified and connected world. Through its broad portfolio of sensors, electrical protection components and sensor-rich solutions which create valuable insights, Sensata helps its customers address increasingly complex engineering and operating performance requirements. With more than 21,000 employees and operations in 13 countries, Sensata serves customers in the automotive, heavy vehicle & off-road, industrial, and aerospace markets.
Safe Harbor Statement

Statements in this release which are not historical facts, such as those that may be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would,” and similar expressions, are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. These risks and uncertainties include, but are not limited to, the consummation of the offering by the Issuer and the use of proceeds. Detailed information about some of the other known risks is included in our Annual Report on Form 10-K for the year ended December 31, 2021 and our other reports filed with the Securities and Exchange Commission. Because actual results could differ materially from our intentions, plans, expectations, assumptions, and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Except as required by applicable law, we do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events, or otherwise.

###

Media Contact:                    Investor Contact:
Alexia Taxiarchos                    Jacob Sayer
Head of Media Relations                Vice President, Finance
+1 (508) 236-1761                    +1 (508) 236-1666
ataxiarchos@sensata.com                 jsayer@sensata.com